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                                                                   Exhibit 10.01

                                                                 August 30, 1999

Ms. Janet Kelly
Addison, IL  60101

Dear Janet:

I am extremely pleased to confirm our offer of employment that we extended to you for the position of Executive Vice President - Corporate Development, General Counsel and Secretary for the Kellogg Company. You will be located at our headquarters office in Battle Creek, Michigan and report directly to me. It is my hope that you will accept the position and will contact me as soon as possible with confirmation. The most recent clarifications are noted within for your acceptance. Please indicate your agreement by signing below and returning the original to me.

Your starting salary will be $400,000 per year. Your cash bonus for 1999, payable in the first quarter of the year 2000, will be based on a target of 65% of base pay. Actual awards range from 0 to 200% of target, depending upon achievement of corporate and individual goals. Unless you have voluntarily terminated your employment or your employment is terminated for willful misconduct, theft, or immorality, for 1999 only, we will guarantee a payment equal to 65% of your base pay. You are also eligible to participate in the Executive Stock Option Plan. Your annual stock option target is 63,000 shares, with awards ranging from 0 to 150% of target. These options vest 50% after one year, with the balance vested after two years. You will be eligible for all provisions of the option program, to include the accelerated option feature ("AOF," or reloads).

In January of 2000, we will make a cash payment to you in the amount of $400,000 (minus appropriate withholding taxes). In January 2001, unless you have voluntarily terminated your employment or your employment is terminated for willful misconduct, theft, or immorality, we will make an additional cash payment to you in the amount of $400,000 (also minus appropriate withholding taxes).

We have approval from the Compensation Committee of the Board of Directors to grant you a sign-on stock option grant to purchase 125,000 Kellogg Company common shares. The strike price for these options will be the average of the high and low trading price on your first day of employment by the Kellogg Company. These options have the same vesting schedule and provisions as noted above.

The pension plan is funded by the Kellogg Company and does not require employee contributions. You begin building service credits on a monthly basis the day you begin employment. You become vested in the plan upon completion of 5 years of vesting service. Pension benefits are related to the number of years that you work for the


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                                                                   Exhibit 10.01


Company and your final average pay, which includes your cash bonus. Early retirement options, survivor options and disability benefits are provided under the plan. It is our intention to "credit" your service with Sara Lee for purposes of calculating total service credits.

In addition to our pension plan, we have a Savings & Investment Plan that allows you to voluntarily invest between 1 percent and 13 percent of your pay. Kellogg Company will contribute to your account at a rate of 80 percent (80 cents) for each dollar you deposit, up to 5 percent of your pay. You will be eligible to start contributing to the Savings and Investment Plan immediately; however, Company contributions will not begin until after you have completed one year of service.

There are a number of additional benefits to which you are entitled. These include life insurance (1 1/2 times base pay), medical insurance, dental plan, salary continuation plan in the event of personal illness, holidays (14), vacation (we will immediately qualify you for 5 weeks of paid vacation). In addition to the life insurance mentioned above, you will be eligible for our Executive Survivor Income Plan which provides an additional death benefit of 3 times your base and bonus. A financial and tax planning account of $10,000 per year is also available for your use.

The packet of material enclosed provides detailed information on all of our benefit plans, details of our relocation program and all of the forms necessary to place you on the payroll. Should you require additional explanation on any of the plans, please feel free to contact Jim Larson at 616/660-7164.

In the event your employment is terminated for reasons other than willful misconduct, theft, or immorality, you will be provided an amount of severance pay equal to two years' base pay and target bonuses, which will be paid contingent upon you agreeing to execute a release of claims. The Company extends severance packages by placing the employee on a paid "leave of absence" or salary continuance during the determined severance period. During this paid leave of absence, you will be eligible for health care benefit continuation (subject to the terms and provisions of the SPD in effect on your last day worked, including any amendment or subsequent alteration thereof). During the leave of absence, health benefits will be provided to you and your spouse and/or eligible dependents as long as the spouse and dependents remain eligible per the terms of the Plan. If you take a lump sum payment of your severance, the leave of absence will cease and your health care benefits also will cease; however, you may exercise your COBRA rights.

Additionally, if during your paid leave of absence, you become eligible for coverage by the health plan of another employer, all such health benefits/insurance shall be deemed the primary health insurance coverage for you and your eligible dependents. During any leave of absence when you are receiving severance/salary continuation payments, your stock options will be administered in accordance with and be subject to the respective




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                                                                   Exhibit 10.01


provisions of the plans pursuant to which the options were granted. For example, under the current plan provision, options continue to vest during a paid leave of absence or salary continuation, but all vested options must be exercised within 90 days of the end of the leave of absence. The ability to utilize the accelerated ownership feature of the plans shall continue throughout the leave of absence period. These and other details will be enumerated more specifically in the release of claims that is a pre-condition for receiving enumerated severance benefits. This severance agreement is applicable for a period of three years from your start date. Thereafter it will expire.

As a matter of policy, employment is contingent upon your successfully passing a drug test, which can be administered at the time of a medical examination. You can arrange to have the medical evaluation and drug test done in Chicago, or both can be accomplished during your next visit to Battle Creek.

Janet, I am excited about the prospect of your joining my team, and I am confident Kellogg will provide the professional opportunity and challenge you desire. Please feel free to call with any questions you may have.

                                       Sincerely,



                                       Carlos M. Gutierrez
                                       President
                                       Chief Executive Officer

/d
Enclosures


AGREED AND ACCEPTED BY:


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Janet Kelly


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Date